Exhibit 23.5

Date: February 24, 2025

The Board of Directors

Rainbow Capital Holdings Limited

Address: No.710, 7/F., Wing On House,

No.71 Des Voeux Road Central, Central Hong Kong.

Dear Sirs,

RAINBOW CAPITAL HOLDINGS LIMITED (THE “COMPANY”) – LODGEMENT OF THE FORM F-1 – REGISTRATION STATEMENT IN RELATION TO THE PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES OF THE COMPANY AND LISTING ITS ORDINARY SHARES ON THE NASDAQ CAPITAL MARKET (collectively the “Proposed Listing”)

We, TIAN YUAN LAW FIRM, named as the Legal Adviser to the Company on the laws of the People’s Republic of China in the Form F-1 – Registration Statement or any subsequent amendments (the “Statement”) to be lodged with the Securities and Exchange Commission (the “SEC”) in relation to the Proposed Listing on or about the date of this letter (or such other date as the directors of the Company may determine),do hereby consent to act in such capacity in relation to the Statement.

We have given and have not before the lodgment of the Statement with the SEC, withdrawn our written consent to the issue of the Statement with the inclusion of our name and all references thereto in the form and context in which they are included in the Statement.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm